Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

As of December 31, 2025, the Company had three subsidiaries:

Inspire Medical Systems Europe GmbH, a German corporation

Inspire Medical Systems Japan G.K., a Japanese corporation

Inspire Medical Systems France SAS